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                      SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549


                                    FORM 8-K

                                 CURRENT REPORT

                     Pursuant to Section 13 or 15(d) of the
                        Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):       April 13, 1999
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                           Merrill Lynch & Co., Inc.
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            (Exact Name of Registrant as Specified in its Charter)

  Delaware                            1-7182                    13-2740599
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(State or Other                    (Commission               (I.R.S. Employer
Jurisdiction of                     File Number)            Identification No.)
Incorporation)

World Financial Center, North Tower, New York, New York            10281-1332
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(Address of Principal Executive Offices)                            (Zip Code)


Registrant's telephone  number, including area code:             (212) 449-1000
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        (Former Name or Former Address, if Changed Since Last Report.)
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Item 5.  Other Events
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Filed herewith is the Preliminary Unaudited Earnings Summary, as contained in a press release dated April 13, 1999, for Merrill Lynch & Co., Inc. ("Merrill Lynch") for the three-month period ended March 26, 1999. The results of operations set forth therein for such period are unaudited. All adjustments, consisting only of normal recurring accruals, that are, in the opinion of management, necessary for a fair presentation of the results of operations for the period presented, have been included. The nature of Merrill Lynch's business is such that the results for any interim period are not necessarily indicative of the results for a full year.

Preferred stockholders' equity, common stockholders' equity, long-term borrowings, preferred securities issued by subsidiaries, and book value per common share as of March 26, 1999 were approximately $425 million, $10.3 billion, $59.9 billion, $2.6 billion, and $28.05, respectively.

On April 13, 1999, Merrill Lynch & Co., Inc. reported record quarterly net earnings of $609 million, up 18% and 70% from the $514 million and $359 million reported in the 1998 first and fourth quarters, respectively. These results also surpassed the previous quarterly record of $549 million set in the 1998 second quarter.

Earnings per common share were $1.65 basic and $1.44 diluted, compared with $1.44 basic and $1.26 diluted in the 1998 first quarter and $0.97 basic and $0.86 diluted in the 1998 fourth quarter.

Annualized return on average common equity was approximately 24.6%, compared with 24.0% in the year ago quarter and 14.8% in the 1998 fourth quarter.

On a cash basis, which excludes goodwill amortization, diluted earnings per common share were $1.58. Return on average common equity on this basis was 25.8%.

Net revenues were a record $5.3 billion, up 11% from the 1998 first quarter as commissions, principal transactions, asset management and portfolio service fees, and net interest all reached quarterly highs.

Commissions revenues were a record $1.6 billion, up 7% from the 1998 first quarter, benefiting from increases in global listed and over-the-counter securities transactions.

Principal transactions revenues rose 23% from the 1998 first quarter and over $1.2 billion from the weak 1998 fourth quarter to a record $1.4 billion as both debt and equity trading revenues set records in the quarter. Debt trading revenues benefited from improved results in both liquidity and credit products and were up across the board from the 1998 fourth quarter as credit spreads tightened, emerging markets stabilized, and general market conditions improved. Equities and equity derivatives trading revenues rose sharply from both the 1998 first and fourth quarters, primarily due to growth in global equity

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derivatives and consistent strength in secondary trading, particularly in the
U.S. and Europe. Non-U.S. debt and equity trading revenues represented 69% of total principal transactions revenues.

Merrill Lynch remained the leading underwriter of total debt and equity securities with U.S. and global market shares of 16.0% and 11.7%, respectively, according to Securities Data Co. Industrywide equity issuance volume was down from the 1998 first quarter, which contributed to a 24% decline in investment banking revenues to $633 million for the 1999 first quarter. Revenues from strategic service fees were down slightly from last year's first quarter.

Asset management and portfolio service fees reached a record $1.1 billion, up 8% from the 1998 first quarter, due in part to significant growth in fee-based products, including Merrill Lynch Consults (Registered Trademark) and Financial Advantage (Service Mark). Assets under management rose 5% from the 1998 first quarter to a record $515 billion because of higher asset values and net cash inflows.

Other revenues increased 66% to $132 million due in part to higher net realized investment gains and income from partnership investments.

Net interest profit was $380 million, up 102% from the 1998 first quarter, primarily due to changes in asset composition and a reduction in funding costs.

In terms of its cost base, Merrill Lynch has achieved its objectives in repositioning resources consistent with market opportunities and strategic investment for future growth. Non-interest expenses were up 10% from the 1998 first quarter to $4.3 billion, as higher compensation and benefits expense and increases in technology costs more than offset cost savings in professional fees and advertising and market development. Non-interest expenses were up only 7% excluding the impact of Merrill Lynch Japan Securities ("MLJS").

Compensation and benefits, the largest expense category, was up 11% from the 1998 first quarter to $2.8 billion, due to higher incentive and production-related compensation and increased headcount. However, non-producer salary expense was down slightly from the 1998 fourth quarter. Compensation and benefits as a percentage of net revenues was 52.4% for the 1999 first quarter, compared with 52.5% in the 1998 first quarter. The percentage of non-interest expenses, excluding compensation and benefits costs and goodwill amortization, to net revenues was 27.6% in the 1999 first quarter, the lowest in ten quarters.

Communications and technology expense was $480 million, up 22% from the 1998 first quarter because of increased systems consulting costs related in part to the Year 2000 initiative and higher technology-related depreciation.



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Occupancy and related depreciation advanced 13% to $227 million due to continued
global expansion.  MLJS accounted for a significant portion of the increase.

Advertising and market development expense was down 14% to $152 million as a result of reductions in travel and entertainment and sales promotion costs.

Brokerage, clearing and exchange fees were $154 million, virtually unchanged from a year ago. Professional fees decreased 23% to $117 million, primarily due to reduced legal and consulting costs.

Goodwill amortization was $57 million. Other expenses increased 22% to $321 million due in part to higher loss provisions related to various business matters.

The effective tax rate was 34.0% in the 1999 first quarter, in line with the full-year 1998 rate.



Item 7.  Financial Statements, Pro Forma Financial Information and Exhibits
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     (c)  Exhibits
          --------

          (99)  Additional Exhibits

                (i) Preliminary Unaudited Earnings Summary for the three-month period ended March 26, 1999.

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                                   SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.


                                              MERRILL LYNCH & CO., INC.
                                   -----------------------------------------
                                                    (Registrant)

                                   By:    /s/ E. Stanley O'Neal
                                          ----------------------------------
                                              E. Stanley O'Neal
                                              Executive Vice President and
                                              Chief Financial Officer


Date:  April 13, 1999

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                                 EXHIBIT INDEX

Exhibit No.           Description                                          Page
-----------           -----------                                          ----

(99)                  Additional Exhibits

                      (i)    Preliminary Unaudited Earnings Summary for
                             the three-month period ended March 26, 1999.    7


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